Exhibit 99.1

Contact:	Brett S. Perryman
Affiliated Managers Group, Inc.
(617) 747-3300
ir@amg.com

AMG Chairman Adopts Rule 10b5-1 Stock Trading Plan

Boston, MA, February 10, 2006 – Affiliated Managers Group, Inc. (NYSE: AMG) announced that William J. Nutt, AMG’s Founder and Chairman, has established a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act.  Rule 10b5-1 permits individuals who are not then in possession of material nonpublic information to establish prearranged plans to buy or sell stock.  The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material nonpublic information.

Under the plan, Mr. Nutt intends to sell up to 600,000 shares of AMG common stock, which represent approximately 30% of his total holdings, during 2006 and 2007 from time to time, subject to the market price of AMG’s common stock.  This plan will facilitate the orderly exercise of certain of Mr. Nutt’s employee stock options and the sale of common stock for personal financial planning purposes with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms.  AMG’s affiliated investment management firms managed approximately $184 billion in assets at December 31, 2005.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2004.

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For more information on Affiliated Managers Group, Inc.,

please visit AMG’s Web site at www.amg.com.